Exhibit 99.1

Imperial announces completion of its $1.5 billion substantial issuer bid

Calgary, AB – December 14, 2022 – Imperial Oil Limited (TSE: IMO, NYSE American: IMO) announced today that it has taken up and paid for 20,689,655 common shares (“Shares”) at a price of $72.50 per Share (the “Purchase Price”) under Imperial’s offer (the “Offer”) to purchase for cancellation up to $1.5 billion of its Shares. All amounts are in Canadian dollars.

The Shares purchased represent an aggregate purchase of $1.5 billion and 3.4 percent of the total number of Imperial’s issued and outstanding Shares as of the close of business on October 31, 2022. Immediately following completion of the Offer, Imperial has 584,152,718 Shares issued and outstanding.

A total of 6,289,510 Shares were taken up and purchased pursuant to auction tenders at or below the Purchase Price and pursuant to purchase price tenders. Since the Offer was oversubscribed, shareholders who made auction tenders at or below the Purchase Price and shareholders who made, or were deemed to have made, purchase price tenders had approximately 45 percent of their tendered Shares taken up by Imperial (other than “odd lot” tenders, which were not subject to proration). 14,400,145 Shares were taken up and purchased pursuant to proportionate tenders.

Exxon Mobil Corporation (“ExxonMobil”), Imperial’s majority shareholder, made a proportionate tender under the Offer in order to maintain its proportionate Share ownership at approximately 69.6 percent, resulting in 14,399,985 Shares being taken up pursuant to the Offer. Immediately following completion of the Offer, ExxonMobil holds 406,569,870 Shares.

Imperial has accepted the Shares tendered for purchase and has made payment for the Shares by delivering the aggregate purchase price to Computershare Investor Services Inc., the depositary for the Offer (the “Depositary”). Payment and settlement with shareholders will be effected by the Depositary on or about December 20, 2022, all in accordance with the Offer and applicable law. Any Shares not purchased, including such Shares not purchased as a result of proration or Shares tendered pursuant to auction tenders at prices higher than the Purchase Price or invalidly tendered, will be returned to shareholders as soon as practicable.

To assist shareholders in determining the tax consequences of the Offer, Imperial estimates that a deemed dividend in the amount of $70.75 per Share was triggered on the repurchase of each Share, based on the estimated paid-up capital of $1.75 per Share at December 9, 2022. The dividend deemed to have been paid by Imperial to Canadian resident persons is designated as an “eligible dividend” for purposes of the Income Tax Act (Canada) and any corresponding provincial and territorial tax legislation.

For the purposes of subsection 191(4) of the Income Tax Act (Canada), the “specified amount” in respect of each Share is $68.22.

Shareholders should consult with their own tax advisors with respect to the income tax consequences of the disposition of their Shares under the Offer.

Imperial retained RBC Capital Markets to act as financial advisor and dealer manager in connection with the Offer.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

The full details of the Offer are described in the offer to purchase and issuer bid circular dated November 4, 2022, as well as the related letter of transmittal and notice of guaranteed delivery, copies of which were filed and are available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

This news release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Shares.

Imperial is one of Canada’s largest integrated oil companies. It is active in all phases of the petroleum industry in Canada, including the exploration for, and production and sale of, crude oil and natural gas. In Canada, it is a major producer of crude oil, the largest petroleum refiner and a leading marketer of petroleum products. It is also a major producer of petrochemicals. The company’s operations are conducted in three main segments: Upstream, Downstream and Chemical.

For further information:

Investor Relations	Media Relations
(587) 476-4743	(587) 476-7010

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Cautionary statement: Statements of future events or conditions in this release, including projections, expectations and estimates are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, expect, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this release include, but are not limited to, references to timing of payment and settlement with shareholders by the Depositary; the return of Shares not purchased; the estimated paid-up capital per Share; and the estimated deemed dividend triggered on the repurchase of each Share.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual results, including expectations and assumptions could differ materially depending on a number of factors. These factors include those discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K and subsequent interim reports on Form 10-Q.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.